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                                                                    EXHIBIT 99.1


FOR FURTHER INFORMATION CONTACT:
Norman E. Johnson
Chairman of the Board and Chief Executive Officer
Franklin, Tennessee
615-771-3100

FOR IMMEDIATE RELEASE

MONDAY, MARCH 21, 2005


   CLARCOR BOARD AUTHORIZES 2-FOR-1 STOCK SPLIT AND REGULAR QUARTERLY DIVIDEND


FRANKLIN, TN, MARCH 21, 2005 - The Board of Directors of CLARCOR INC. (NYSE:
CLC) declared today a 2-for-1 stock split to be distributed April 29, 2005 to all shareholders of record on April 15, 2005. After the split, CLARCOR will have approximately 51,519,888 common shares outstanding.

"The split is indicative of the growth and progress CLARCOR has achieved and the Board's belief that CLARCOR will continue to expand profitably in the future," said Norm Johnson, Chairman and Chief Executive Officer in making the announcement.

The CLARCOR Board of Directors at the March 21, 2005 Board meeting declared a regular quarterly dividend of $0.1275 per share on a pre-split basis. The dividend is payable on April 29, 2005 to all shareholders of record on April 15, 2005. Adjusted for the stock split, the annual common stock dividend rate will be $0.2550 per share or $0.06375 per quarter.

CLARCOR is based in Franklin, Tennessee, and is a diversified marketer and manufacturer of mobile, industrial and environmental filtration products and consumer and industrial packaging products sold in domestic and international markets. Common shares of the Company are traded on the New York Stock Exchange under the symbol CLC.